Exhibit 99.1

                            EXHIBIT A TO SCHEDULE 13G
                    ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES


RT Investment Management Holdings Inc, ("RTIM") is a parent holding company as that term is defined by Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934 (the "Act") and is eligible to file on Schedule 13G pursuant to an SEC no-action relief application. RTIM's aggregation holdings represent securities that are beneficially owned by its subsidiary RBC Global Investment Management Inc. which manages these securities on behalf of its respective clients.

RBC Global Investment Management Inc. ("RBC GIM"), formerly Royal Bank Investment Management Inc. is a wholly-owned subsidiary of RTIM. RBC GIM is a foreign investment adviser that has received SEC no-action relief to file on
Schedule 13G.

RTIM and RBC GIM are federally incorporated Canadian corporations whose business addresses are as follows:

Royal Bank Investment                   RBC Global Investment Management Inc.
Holdings Inc.                           Royal Trust Tower, P.O. Box 97
Royal Trust Tower, P.O. Box 97          77 King Street West, Suite 3800
77 King Street West, Suite 3900         Toronto, Ontario
Toronto, Ontario                        M5K 1H1
M5K 1G8                                 Canada
Canada